                                                                    Exhibit 99.1


RUBBERMAID POSTS 22 CENTS PER SHARE IN FOURTH QUARTER
ON A 7-PERCENT SALES GAIN

         WOOSTER, Ohio, February 9, 1999 -- Rubbermaid Incorporated (NYSE: RBD) today reported basic and diluted earnings per share of 22 cents before restructuring and one-time merger costs for the fourth quarter ended January 1, 1999, compared with 21 cents per share in the same period of the previous year. Net sales in the period increased seven percent to $616.9 million from $574.3 million in the prior year.

         Net earnings for the fourth quarter of $3.8 million, or two cents per share, included $26.9 million after-tax, or 18 cents per share, of charges related to the restructuring of Rubbermaid's North American and European operations and $2.4 million after-tax, or two cents per share, of merger-related costs for its pending transaction with Newell Co. Net earnings in the similar period of the prior year were $31.8 million, or 21 cents per share.

         The restructuring program, previously announced in January 1998, is a multi-year initiative to improve the company's capability to consistently provide responsive, complete and on-time service to its customers, as well as lower operating and distribution costs by approximately $200 million. Specifically, the initiatives are to 1) leverage Rubbermaid's scale and buying power by establishing a central global procurement organization; 2) transform factories worldwide with advanced robotics and lean manufacturing principles and consolidate distribution operations into expanded full-line product centers; and
3) increase consumer advertising, category management and product development.

         Net sales in the quarter grew seven percent as the result of an eight-percent increase in sales from acquisitions net of divestitures and a gain in continuing core unit volume of two percent. Lower selling-price realization and the effect of unfavorable currency exchange rates year-over-year reduced the top line by three percent, but did not impair margins as a result of the savings generated by the centralized procurement organization and increased productivity.

         "The operating profitability of all of our business units increased during the quarter, except, as expected, our Little Tikes juvenile products business," said Wolfgang R. Schmitt, chairman and chief executive officer. "Our Graco infant products business exceeded expectations, while the Rubbermaid Commercial and Home Products businesses reported strong overall profitability improvements. The gains in Europe are particularly noteworthy, as the integration of Curver and Rubbermaid's businesses is proceeding ahead of our planned schedule. In our juvenile products business, traditional toys maintained positive momentum in consumer takeaway at retail, but overall we experienced less-than-satisfactory sales, primarily related to an industry-wide change in buying patterns and reduced inventory by certain retailers."

         "The initiative to improve procurement and lower costs is well under way and contributed to the 180 basis-point improvement in gross margin over last year. However, in light of our pending merger with Newell Co., we temporarily halted the planned consolidation and restructuring of our North American manufacturing and distribution, in order to review those plans with Newell. As a result, we achieved less-than-anticipated restructuring savings in the fourth quarter. However, this review is now completed; and, with the benefit of Newell's experience, we are moving boldly forward with an accelerated program of converting to lean manufacturing and full-line distribution centers in our North American and European operations, which in-turn should lead to improved performance in 1999."

         "Today, we are driving progress not only in our efforts to improve consistency in customer service, but also in providing increased customized product innovation and sophisticated category management to our account planning teams. In addition, due to the extensive planning and management interaction that has marked the merger process since last October, we are ready to give the combined company a fast start once shareholders approve the merger. Already, much has been accomplished in such areas as systems standardization and identifying common processes to ensure that the transition is smooth and quick."

1998 year results

         For the full year, net earnings, before restructuring and other non-operating gains and charges were $145.4 million, or $.97 per share on a basic and diluted shares basis, compared with $132.8 million, or $.89 per share, for 1997, before gains and charges. Included in 1998 net earnings of $82.9 million, or $.55 per share, is a non-operating gain of $14.7 million after-tax, or 10 cents per share, primarily related to the divestiture of the Decorative Coverings product line in the second quarter, offset by merger-related costs and the previously mentioned restructuring program charges which totaled $77.2 million after-tax, or $.52 per share. Of the restructuring charge pre-tax, $44.1 million is for non-cash items and the remainder was or will be paid out in cash. Included in 1997 net earnings of $142.5 million, or $.95 per share, is a non-operating gain of $79.4 million after-tax, or $.53 per share, related to the sale of the Office Products business, partially offset by a charge of $69.7 million after-tax, or $.47 per share, for restructuring and asset impairment write-downs. Of the 1997 charge, $97.0 million, or all of the charge pre-tax, is of a non-cash nature.

         Net sales were $2.554 billion, a six-percent increase compared with $2.400 billion in 1997. Net sales grew as acquisitions, net of divestitures, added six percent to volume, and continuing core unit volume increased three percent. Lower selling prices and unfavorable currency exchange rates reduced sales by three percent for the year.

         "During 1998, Rubbermaid associates demonstrated industry leadership in category management and new product innovation. They continued to strengthen the brand franchise and achieved high levels of productivity," said Schmitt. "And, we look forward to working with Newell to realize the major upside potential stemming from the power of this combination. In the competitive arena for global retailers, together we will be an invaluable resource to our customers and create exciting new products for consumers."

         Rubbermaid Incorporated, headquartered in Wooster, Ohio, is a multi-national, leading-brand manufacturer and marketer of high-quality, innovative products, including Rubbermaid(R) and Curver(R) consumer and commercial products; Little Tikes(R) traditional toys and commercial play systems; and Graco(R) and Century(R) infant products.

Safe Harbor Statement under the Private Securities Litigation Act of 1995: As with any statements, other than those reflecting historical fact, forward-looking statements contained in this announcement involve risk, and, as such, future financial performance may differ from current expectations due to a variety of marketplace factors. These factors include, without limitation, those disclosed in the company's Form 10-K filing with the Securities and Exchange Commission and with respect to Rubbermaid's proposed merger with Newell, those disclosed in the joint proxy statement filed by Newell and Rubbermaid with the Securities and Exchange Commission.

                                      # # #
Analysts' contact:
William H. Pfund
330/264-6464, Ext. 2477

Media contact:
Lorrie Paul Crum
330/264-6464, Ext. 2970

Rubbermaid Incorporated and subsidiaries report for the periods ended January 1, 1999 and December 31, 1997: (Dollars in thousands except per share amounts)


                                                         Three Months Ended                      Twelve Months Ended
                                                         ------------------                      -------------------
                                                    Jan. 1, 1999   Dec. 31, 1997         Jan.1, 1999         Dec. 31, 1997
                                                    ------------   -------------         -----------         -------------
BASIC AND DILUTED
-----------------
NET EARNINGS PER
----------------
     COMMON SHARE (Note 1)                      $       .02          $       .21          $       .55          $       .95
     ------------                               ===========          ===========          ===========          ===========


STATEMENT OF EARNINGS
---------------------

Net sales                                       $   616,886          $   574,285          $ 2,553,715          $ 2,399,701

Cost of sales                                       440,516              420,368            1,824,080            1,748,424
                                                -----------          -----------          -----------          -----------

Gross Profit                                        176,370              153,917              729,635              651,277

Selling, general and
     administrative expenses                        124,277              102,412              478,083              416,641

Restructuring costs                                  41,415                 --                115,154               16,000

Interest expense,  net                                9,631                7,299               37,426               35,762

Other charges (credits), net                         (4,866)              (1,237)             (28,615)             (51,032)
                                                -----------          -----------          -----------          -----------

Earnings before income taxes                          5,913               45,443              127,587              233,906

Income taxes                                          2,070               13,653               44,656               91,370
                                                -----------          -----------          -----------          -----------

Net earnings                                    $     3,843          $    31,790          $    82,931          $   142,536
                                                ===========          ===========          ===========          ===========


DIVIDENDS
---------

Cash dividends paid                             $    24,119          $    23,967          $    96,014          $    91,422

Cash dividends paid
     per Common Share                           $       .16          $       .16          $       .64          $       .61



                                     (MORE)


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





                                                                   Jan. 1, 1999               Dec. 31, 1997
                                                                 ----------------           ---------------
BALANCE SHEET
-------------
Current assets:
     Cash and cash equivalents                                        $   29,041                 $  114,024
     Receivables, net                                                    426,176                    391,282
     Inventories                                                         319,776                    250,597
     Other current assets                                                 85,400                     60,301
                                                                      ----------                 ----------
         Total current assets                                            860,393                    816,204

Property, plant and equipment, net                                       800,221                    707,974

Intangible and other assets, net                                         467,245                    399,716
                                                                      ----------                 ----------

Total assets                                                          $2,127,859                 $1,923,894
                                                                      ==========                 ==========







Current liabilities:
     Notes payable                                                    $  400,628                 $  223,744
     Long-term debt, current                                                 251                        281
     Payables                                                            157,752                    160,820
     Accrued liabilities                                                 189,880                    182,239
                                                                      ----------                 ----------
         Total current liabilities                                       748,511                    567,084

Other deferred liabilities                                               183,811                    153,385

Long-term debt, non-current                                              152,493                    153,163

Shareholders' equity                                                   1,043,044                  1,050,262
                                                                      ----------                 ----------

Total liabilities and shareholders' equity                            $2,127,859                 $1,923,894
                                                                      ==========                 ==========




(1) Based on average shares outstanding of 150,079,724 and 149,771,672 for the respective 1998 and 1997 three-month periods and 149,926,206 and 149,849,551 for the respective twelve-month periods. For the periods presented, the dilutive effect of stock options is not significant.

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